Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-61760 on Form N-1A of our report dated December 14, 2021, relating to the financial statements and financial highlights of Fidelity Flex Small Cap Fund and our report dated December 15, 2021, relating to the financial statements and financial highlights of Fidelity Stock Selector Small Cap Fund, each a fund of Fidelity Capital Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Capital Trust for the year ended October 31, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 21, 2021